UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2024

EMERGENT BIOSOLUTIONS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33137	14-1902018
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
  300 Professional Drive,
Gaithersburg, Maryland 20879
(Address of principal executive offices, including zip code)

(240) 631-3200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EBS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
Amendment of Senior Secured Credit Facilities
On April 29, 2024, Emergent BioSolutions Inc. (the “Company”) entered into a Consent, Waiver and Seventh Amendment to the Amended and Restated Credit Agreement (the “Seventh Amendment”) (the “Seventh Amendment”), among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and certain lenders party thereto. The Seventh Amendment amends the Amended and Restated Credit Agreement, dated as of October 15, 2018, among the Company, the lenders party thereto from time to time and the Administrative Agent (as previously amended, modified and supplemented, the “Existing Credit Agreement”), relating to the Company’s senior secured credit facilities consisting of a senior revolving credit facility (the “Revolving Credit Facility”) and a senior term loan facility (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Senior Secured Credit Facilities”).
The Seventh Amendment amends the Existing Credit Agreement to, among other things, (a) reduce available commitments under the Revolving Credit Facility to $270.0 million through July 30, 2024, to $225.0 million from July 31, 2024 through October 30, 2024, and to $200.0 million on October 31, 2024 and thereafter; (b) amend the interest rate benchmark in the definition of Applicable Margin from (i) 5.00% per annum to 7.00% per annum with respect to Base Rate Loans and (ii) 6.50% per annum to 8.50% per annum with respect to SOFR Loans, RFR Loans and Eurocurrency Rate Loans; and (c) require the Company to raise equity or unsecured indebtedness of at least $85.0 million by July 31, 2024 (or such later date on or before September 29, 2024 as agreed to by the Administrative Agent), provided that such requirement will be reduced by the aggregate net cash proceeds received from certain dispositions that are applied to reduce amounts outstanding under the Revolving Credit Facility.
In addition, pursuant to the Seventh Amendment, the Company is obligated to apply 100% of the aggregate net cash proceeds received from certain dispositions to the prepayment of amounts outstanding under the Revolving Credit Facility, except where such proceeds exceed $85,000,000, in which case such mandatory prepayment of the Revolving Credit Facility will no longer be required. Mandatory prepayment of the Term Loan Facility will not be required unless and until the aggregate net proceeds from such dispositions exceed $85,000,000, at which point 100% of such proceeds must be used toward repayment of amounts outstanding under the Term Loan Facility.
Under the Seventh Amendment, the Company is also subject to (a) a monthly minimum consolidated EBITDA covenant through May 15, 2025 and a monthly maximum capital expenditures covenant through March 31, 2025, (b) a minimum liquidity requirement and (c) additional financial statement reporting and business plan forecast obligations. In connection with the entry into the Seventh Amendment, the Company paid an amendment fee of an aggregate mount equal to 0.50% of the total credit exposure as of the Seventh Amendment effective date and will be required to pay an additional amendment fee of 1.0% of total credit exposure at December 31, 2024 and each month thereafter.
The foregoing description of the Seventh Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Seventh Amendment, a copy of which is expected to be filed as an exhibit to Emergent’s next Quarterly Report on Form 10-Q.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Form 8-K under the subheading “Amendment of Senior Secured Credit Facilities” is incorporated into this Item 2.03 by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Emergent BioSolutions Inc. on April 30, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGENT BIOSOLUTIONS INC.

Dated: April 30, 2024	By:	/s/ RICHARD S. LINDAHL
Name: Richard S. Lindahl Title: Executive Vice President, Chief Financial Officer and Treasurer